EXHIBIT 99.1

WOLVERINE TUBE, INC.

P R E S S R E L E A S E

Contact:	James E. Deason
Senior Vice President
Chief Financial Officer
(256) 580-3625

WOLVERINE TUBE ANNOUNCES THE SALE OF TENNESSEE PRODUCTION FACILITY

HUNTSVILLE, ALABAMA, (DECEMBER 22, 2005) - Wolverine Tube, Inc. (NYSE:WLV) announced today the sale of its Jackson, Tennessee facility. This action is consistent with the Company’s continuing rationalization of its global facilities footprint.

The Company will sell the Jackson, Tennessee facility for $2.4 million but will continue to operate there under a lease arrangement. In connection with this transaction, which will close on December 29, 2005, the Company will take an impairment charge in the fourth quarter of 2005 of approximately $1.7 million, of which $1.6 million is non-cash. This transaction will allow the Company to derive cash from a location where floor space is underutilized.

“The aforementioned action is in line with our ongoing facility footprint and manufacturing strategy,” said Chip Manning, President and Chief Executive Officer. “We continue to be pleased with our customers’ acceptance of our lightweight, premium-positioned welded industrial tube products manufactured in Jackson, Tennessee. Our ability to provide our customers with these products, coupled with the high quality, low cost seamless tube we import from China, gives Wolverine a unique supply position in our marketplace,” Manning concluded.

About Wolverine Tube, Inc.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar and other products. Internet addresses: www.wlv.com and www.silvaloy.com.

Corporate Headquarters

200 Clinton Avenue West, Suite 1000

Huntsville, AL 35801

WOLVERINE TUBE, INC.

Forward-looking statements in this press release are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as “may,” “should,” “will,” “expect,” “believe,” “plan,” “anticipate” and other similar terminologies. This press release contains forward-looking statements regarding the sale of the Company’s Jackson, Tennessee facility and the expected affect of this activity on the Company’s business and results of operations. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management’s beliefs and assumptions about the Company’s business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to the forward-looking statements contained in this press release, factors that could affect actual results include, without limitation: unanticipated delays, difficulties or costs in closing the planned sale or lease of the Jackson facility; and delays or difficulties in achieving and sustaining anticipated cost savings from this action. A discussion of additional risks and uncertainties which could cause actual results to differ from those contained in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.

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